Exhibit 11(b)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Statement of Additional Information constituting part of Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A of Variable Insurance Products Fund III, of our report dated February 10, 1997, relating to the financial statements and financial highlights included in the December 31, 1996 Annual Reports to Shareholders of Variable Insurance Products Fund: High Income Portfolio, Equity-Income Portfolio, Growth Portfolio and Overseas Portfolio, which is incorporated by reference in such Registration Statement.
We further consent to the reference to our Firm under the heading "Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
October 30, 1997